Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO INCREASE AUTHORIZED COMMON STOCK TO 200 MILLION SHARES

Net Element, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.            The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 2, 2012 (the “Original Certificate”).

2.            The Corporation amended and restated the Original Certificate by filing the Corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on October 2, 2012 (the “Amended and Restated Certificate”).

3.            The Corporation amended the Amended and Restated Certificate by filing an amendment thereto with the Secretary of State of the State of Delaware on December 5, 2013 (together with the Amended and Restated Certificate, the “Certificate.”)

4.            This Certificate of Amendment amends the provisions of the Certificate.

5.            Article IV Section A of the Certificate is hereby amended and restated in its entirety to be and read as follows:

“ARTICLE IV: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 201,000,000 shares consisting of:

1. 200,000,000 shares of Common Stock, with a par value of $0.0001 per share (the “Common Stock”); and

2. 1,000,000 shares of Preferred Stock, with a par value of $0.01 per share (the “Preferred Stock”). ”

6.            Pursuant to resolution of its Board of Directors of the Corporation setting forth this proposed amendment of the Certificate, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration and approval, among other agenda items, of this proposed amendment, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

7.            This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

8.            All other provisions of the Certificate shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 16th day of December, 2014.

NET ELEMENT, INC., a Delaware corporation

By:	/s/ Steven Wolberg
Name: Title:	Steven Wolberg Chief Legal Officer